Exhibit 10.17
NORTHERN OIL AND GAS, INC.
AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD GRANT NOTICE
(RELATIVE TSR)
Pursuant to the terms and conditions of the Northern Oil and Gas, Inc. Amended and Restated 2018 Equity Incentive Plan (the “Plan”), Northern Oil and Gas, Inc. (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the following performance-based restricted stock unit award (this “Award”) set forth below in this Performance-Based Restricted Stock Unit Award Grant Notice (this “Grant Notice”) in order to increase your equity investment in the Company to further align your interests as a senior leader of the Company with the economic interests of the Company’s shareholders. This Award is subject to the terms and conditions set forth herein, in the Performance-Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	_____________________
Date of Grant:	(the “Date of Grant”).
Award Type and Description:
Stock Unit Award pursuant to Section 10 of the Plan. With respect to the Performance Period as defined below, your right to receive the number of Shares calculated in accordance with Section 1(b) of the Agreement shall vest and become earned and nonforfeitable upon (i) your satisfaction of the “Service Requirement” set forth below and (ii) the Committee’s certification of the level of achievement of the Performance Goal (defined below). The percentage of the Target Amount actually earned during the Performance Period upon satisfaction of the foregoing requirements is referred to herein as the “Earned Amount.”

Target Number of Performance-Based Restricted Stock Units:	_____________________ (the “Target Amount”).
Performance Period:	The period commencing as of January 1, 2023 and ending December 31, 2025 (the “Performance Period”).

Service Requirement:
Except as provided in Section 2 of the Agreement, the Service Requirement will be satisfied so long as you remain in continuous Service, as applicable, from the Date of Grant through the last day of the Performance Period; provided, that, the Award will be forfeited for no consideration if your employment is terminated by the Company for Cause between the last day of the Performance Period and the Payout Determination Date (as defined in the Agreement). Notwithstanding anything to the contrary in the Agreement, for purposes of the Award, unless the Company expressly agrees otherwise in writing, the date of termination of your employment with the Company will be the date that the Company delivers to you or receives from you, as applicable, a written notice of such termination; provided, that in the event of your resignation for Good Reason the date of termination of your employment will be your final date of employment with the Company.
For purposes of this Grant Notice and the Agreement attached hereto as Exhibit A, “Service” means, prior to any written notice of termination, the provision of services by the Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon the earliest of (i) the delivery of a written notice of termination (other than for Good Reason, as described below), (ii) an actual cessation of providing services to the Company or any Affiliate or (iii) upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Grant Notice, the Agreement or the Plan, Service shall not be deemed terminated in the case of (w) your delivery of a notice of resignation for Good Reason; (x) any approved leave of absence; (y) transfers among the Company and any Affiliates in any Service Provider capacity; or (z) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

Performance Goal:	The “Performance Goal” for the Performance Period is based on the Company’s achievement with respect to relative total shareholder return, as described in Exhibit B attached hereto.
Settlement:	The Earned Amount shall be settled in Shares in accordance with Section 3 of the Agreement.
By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

NORTHERN OIL AND GAS, INC.

By:
Title:
Name:

PARTICIPANT

Name:
Signature Page to
Performance-Based Restricted Stock Unit Award Grant Notice

EXHIBIT A
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
This Performance-Based Restricted Stock Unit Award Agreement (together with the Grant Notice to which this Agreement is attached and Exhibit B attached thereto, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.    Award.
(a)    In consideration of the Participant’s past and/or continued Service and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to the Participant the Target Amount set forth in the Grant Notice on the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
(b)    This Award represents the right to receive the Earned Amount as set forth in Section 2, subject to the terms and conditions set forth in this Agreement and the Plan; provided, however, that, depending on the level of performance determined to be attained with respect to the Performance Goal for the Performance Period, the portion of the Target Amount that may vest and become the Earned Amount hereunder may range from [0% to 166.67%] of the Target Amount.
2.    Vesting and Forfeiture.
(a)    The Target Amount shall vest and become the Earned Amount based on (i) the Participant’s satisfaction of the Service Requirement and (ii) the extent to which the Company has satisfied the Performance Goal set forth in the Grant Notice, which shall be determined by the Committee in its sole discretion as of the date the Committee certifies the level of achievement of the Performance Goal with respect to the Performance Period, which shall be no later than 30 days following the end of the Performance Period (the date of such certification, a “Payout Determination Date”).
(b)    In the event of the Participant’s Restrictive Covenant Breach (as defined below) or a termination of the Participant’s Service due to the Participant’s termination by the Company for Cause prior to the Payout Determination Date, any portion of the Target Amount or Earned Amount (if any) (and all rights arising from such unearned portion of the Target Amount or such portion of the Earned Amount and from being a holder thereof) will terminate automatically without any further action by the Company and all vested and unvested restricted stock units will be forfeited without further notice and at no cost to the Company.
(c)    Upon the termination of the Participant’s Service due to the Participant’s (i) death or Disability, (ii) termination by the Company without Cause, (iii) resignation for Good Reason (as defined below) or (iv) resignation due to Normal Retirement (as defined below), a pro-rated portion of the Earned Amount will become vested at the end of the Performance Period based on and to the extent to which the Company has satisfied the Performance Goal set forth in the Grant Notice, which shall be determined by the Committee in its sole good faith discretion as of the Payout Determination Date, with such portion determined by multiplying the Earned Amount by a fraction, (1) the numerator of which equals the number of calendar months that the Participant was providing Services during the Performance Period and (2) the denominator of which equals the number of calendar months in the Performance Period.
    For purposes of this Agreement, “Good Reason” has the meaning set forth in the Participant’s employment agreement or any other agreement governing the Participant’s service relationship with the Company or, in the absence of such agreement or the use of such term in such agreement, means any one of the following without the Participant’s prior written consent: (i) a material diminution of the Participant’s authority or duties (including, without limitation, (1) the continuous assignment to the Participant of any duties materially inconsistent with the Participant’s position with the Company, or (2) a material diminution in the nature or status of the Participant’s responsibilities); provided, however, that in no event will the Board’s strategic determination that the financial condition of the Company warrants a reduction in M&A activity, expenditures or capital allocations be considered a diminution in responsibility or authority for this purpose; (ii) the Company effects a material diminution of the Participant’s base compensation, unless such diminution is pursuant to a reduction of no more than twenty-five percent (25%) applied consistently (on a percentage basis) across-the-board to all senior executive officers of the
Exhibit A-1

Company; (iii) the removal of the Participant from the Participant’s current position with the Company, (iv) any requirement that the Participant, without the Participant’s prior written consent, move the Participant’s regular office to a location more than 100 miles from the Company’s current offices in Minnetonka, MN; or (v) any material breach by the Company of any employment agreement between the Company and the Participant or any other material agreement in writing between the Participant and the Company. Notwithstanding the foregoing, no event or condition described above shall constitute Good Reason unless, (i) within 90 days following the Participant’s actual knowledge of the event which the Participant determines constitutes Good Reason, the Participant notifies the Company in writing that the Participant has determined a Good Reason exists and specifies the event creating Good Reason, (ii) following receipt of such notice, the Company fails to remedy such event within 30 days, and (iii) the Participant terminates his employment with the Company immediately following the expiration of such 30-day period. Both conditions must be met for the Participant to have a Good Reason to terminate the Participant’s employment.
    For purposes of this Agreement, “Normal Retirement” has the meaning set forth in the Participant’s employment agreement or any other agreement governing the Participant’s service relationship with the Company or, in the absence of such agreement or the use of such term in such agreement, means the termination of the Participant’s Service due to the Participant’s voluntary retirement on or after the date that the Participant attains age fifty-five (55) and the attainment of ten (10) years of Service, and at a time when no grounds for termination for Cause exist.
    For purposes of this Agreement, “Restrictive Covenant Breach” means, as determined in the Board’s sole good faith discretion, the Participant’s breach of any provision set forth in Sections 11 or 12 hereof, of any other restrictive covenant obligations set forth in any agreement between the Participant and the Company or any of its Affiliates or any notice obligations set forth in an employment agreement with the Company or any of its Affiliates.
(d)    Notwithstanding Section 2(c) above, upon the termination of the Participant’s Service due to the Participant’s (i) death or Disability, (ii) termination by the Company without Cause, or (iii) resignation for Good Reason, in each case, on or within twenty-four (24) months following a Change in Control, the Award shall immediately vest and become the Earned Amount with performance deemed achieved at the greater of (A) target performance or (B) actual performance through the date of such termination.
(e)    Except as otherwise provided in this Section 2, any portion of the Target Amount that does not become the Earned Amount (and all rights arising from such unearned portion of the Target Amount and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
3.    Dividend Equivalents. In the event that the Company declares and pays a cash dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Award granted pursuant to this Agreement is outstanding and has not yet been settled, the Company shall pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of shares equal to the Earned Amount, and such payment will be made on the date on which the Earned Amount is settled in accordance with Section 4. For purposes of clarity, if the Award (or any portion thereof) is forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the dividend equivalents, if any, accrued with respect to such forfeited Award. No interest will accrue on the dividend equivalents between the declaration and payment of the applicable dividends and the settlement of the dividend equivalents.
4.    Settlement of this Award. As soon as administratively practicable following the Committee’s certification of the level of attainment of the Performance Goal on the Payout Determination Date, but in no event later than 15 days following the Payout Determination Date, the Company shall deliver to the Participant a number of Shares equal to the Earned Amount, with the number of Shares rounded (to the nearest whole number). Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
5.    Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Company or an Affiliate may withhold and deduct from any amounts otherwise payable to the Participant in settlement of the Earned Amount hereunder any federal, state, local and/or foreign taxes as may be required pursuant to any law or governmental regulation or rules. In the discretion of the Committee, withholding may be satisfied by Share withholding, with the amount of tax liability determined based on a rate up to the maximum tax rate applicable to the Participant. The Participant acknowledges and agrees that none of the Board, the Committee, the Company or an Affiliate have made any representation or warranty as to the tax consequences to the Participant as a result of the receipt, vesting or settlement of this Award pursuant to this Agreement. The Participant acknowledges that there
Exhibit A-2

may be adverse tax consequences upon the receipt, vesting or settlement of this Award and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
6.    Non-Transferability. During the lifetime of the Participant, no portion of this Award or any interest or right therein may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither this Award nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
7.    Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the Shares to be issued or (b) in the opinion of legal counsel to the Company, the Shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Shares hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
8.    Rights as a Stockholder. Except as expressly provided pursuant to Section 3, the Participant shall have no rights as a stockholder of the Company with respect to any Shares that may become deliverable hereunder unless and until the Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.
9.    Execution of Receipts and Releases. Any issuance or transfer of Shares or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such settlement or issuance upon a Participant’s termination of Service, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to the Earned Amount.
10.    No Right to Continued Service or Awards. For purposes of this Agreement, the Participant shall be considered to be in the employment of the Company until such time the Company (or an Affiliate, or a corporation or other entity, or a parent or subsidiary of such corporation or other entity assuming or substituting a new award for the Award) or the Participant delivers a notice of termination as described therein or, in the case of a resignation for Good Reason, the Participant actually terminates employment following a resignation for Good Reason. Without limiting the scope of the preceding sentence, it is specifically provided that the Participant shall be considered to have terminated employment with the Company or an Affiliate at the time such entity or other organization that employs the Participant ceases to be considered an Affiliate within the meaning of that term as provided in the Plan such that, immediately following the termination of such “Affiliate” status, the Participant is no longer employed by the Company or an Affiliate. Nothing in the adoption of the Plan, nor the grant of this Award thereunder pursuant to this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or an Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. Any question as to whether and when there has been a termination of the Participant’s employment with the Company or an Affiliate or other entity, and the cause of such termination, shall be determined by the Committee, and its determination shall be final and binding on all parties. The grant of this Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.
Exhibit A-3

(a)    Except as expressly permitted by this Agreement, the Participant shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company. The Participant acknowledges and agrees that the Participant would inevitably use and disclose Confidential Information in violation of this Section 11 if the Participant were to violate any of the covenants set forth in Section 12. The Participant shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of the Participant’s duties on behalf of the Company, the Participant shall not remove from facilities of the Company any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by the Participant or obtained by the Company. The covenants of this Section 11(a) shall apply to all Confidential Information, whether now known or later to become known to the Participant during the period that the Participant is employed by or affiliated with the Company.
(b)    Notwithstanding any provision of Section 11(a) to the contrary, the Participant may make the following disclosures and uses of Confidential Information:
(i)    disclosures to other employees, officers or directors of the Company who have a need to know the information in connection with the business of the Company;
(ii)    disclosures to customers and suppliers when, in the reasonable and good faith belief of the Participant, such disclosure is in connection with the Participant’s performance of the Participant’s duties under this Agreement and is in the best interests of the Company;
(iii)    disclosures and uses that are approved in writing by the Board [or the Chief Executive Officer of the Company]; or
(iv)    disclosures to a person or entity that has (x) been retained by the Company to provide services to the Company and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)    Upon request of the Company, the Participant shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company property (including any Company-issued computer, mobile device or other equipment) in the Participant’s possession, custody or control and the Participant shall not retain any such documents or other materials or property of the Company. Within ten (10) days of any such request, the Participant shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
(d)    “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to the Participant (whether conveyed orally or in writing), individually or in conjunction with others, during the period that the Participant is employed by or otherwise affiliated with the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of the Company, its Affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to the Company’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which the Company owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets the Company, its Affiliates, its customers or other third parties including, but not limited to, type curves, well performance algorithms, equations to simulate investment underwriting, proprietary geological analysis and relevant data. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally
Exhibit A-4

available to the public other than as a result of a disclosure or wrongful act of the Participant or any of the Participant’s agents; (B) was available to the Participant on a non-confidential basis before its disclosure by the Company; (C) becomes available to the Participant on a non-confidential basis from a source other than the Company; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company; or (D) is required to be disclosed by applicable law.
(e)    Notwithstanding the foregoing, nothing in this Agreement or in any other agreement between the Participant and the Company shall prohibit or restrict the Participant from lawfully: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the SEC, the Congress, and any agency Inspector General, (iii) accepting any SEC Awards, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts the Participant from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The Participant does not need the prior authorization of the Company to make any such reports or disclosures and the Participant will not be required to notify the Company that such reports or disclosures have been made. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires the Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that the Participant has engaged in any such conduct.
12.    Non-Competition; Non-Solicitation; Non-Disparagement. In consideration for the grant of equity incentive Award represented by this Agreement, and as an equity owner of the Company, the Participant agrees that the Participant will not directly or indirectly, as an employee, officer, director, shareholder, proprietor, agent, partner, recruiter, consultant, independent contractor or in any other individual or representative capacity engage in any of the Restricted Activities in any area within which the Company conducts or is pursuing Company Business, unless such Restricted Activity has previously been approved in writing by the Board after the Participant has provided the Board with full written disclosure of the relevant facts.
(a)    “Restricted Period” means, during the period commencing on the Date of Grant and continuing until the earlier of (i) eighteen (18) months following the termination of the Participant's rights to participate in potential payouts under this Agreement, regardless of the reason for such termination or (ii) eighteen (18) months following the delivery of a written notice of termination of Participant’s service.
(b)    “Restricted Activities” means and includes the following:
(i)    Conducting, engaging or participating, directly or indirectly, as an employee, agent, independent contractor, consultant, advisor, partner, shareholder, investor, lender, underwriter or in any other similar capacity, in any business that directly competes with any part of the Company Business (as defined below); provided, however, that for purposes of this Section 12(b)(i) only, the term Company Business shall be narrowly construed and geographically limited to the states of Ohio, North Dakota, South Dakota, Montana, Texas, New Mexico and Pennsylvania or any other shale play in which the Company conducts Company Business, or any other state in which the Company conducts activities outside of oil and gas as part of the Company Business or has taken material steps in preparation to conduct (and at such time reasonably expects to conduct) Company Business as of the date of termination of Participant’s Service with the Company;
(ii)    Recruiting, hiring, and/or attempting to recruit or hire, directly or by assisting others, any other employee, temporary or permanent contract, part time or full time of the Company or otherwise soliciting any other employee of the Company for any purposes that would directly or indirectly interfere or conflict with the other employee’s employment by the Company. For purposes of this covenant any “other employee” shall refer to employees who provide services to the Company and who are still actively employed by the Company at the time of the attempted recruiting or hiring, or were so employed at any time within six (6) months prior to the time of such attempted recruiting or hiring;
Exhibit A-5

(iii)    Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets (as defined below) to, or for the use or benefit of the Participant or any other person or entity other than the Company; and
(iv)    Directly or indirectly interfering with the Company’s relationship with any person or entity who, on the date of the Participant’s termination of employment or during the eighteen (18)-month period immediately preceding such date of termination, is a customer, shareholder, investor, creditor, client, or vendor or Affiliate thereof.
(c)    The Participant agrees that at no time during the Participant’s potential participation in payments pursuant to the Agreement or other ownership of an equity interest in the Company or thereafter shall the Participant make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its Affiliates or any of its respective directors, officers or employees. Similarly, the Company agrees that at no time following the termination of the Participant’s employment shall the Board or the Company’s executive officers (as defined in Section 16 of the Exchange Act) make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, performance or character of the Participant. However, the foregoing shall not apply to: (i) any person’s statements as a witness in a legal proceeding (as may be ordered by any regulatory agency or court or as otherwise required by law), or (ii) as may be necessary for either party to prosecute any claims relating to the enforcement of this Agreement.
(d)    The Company and the Participant acknowledge that the provisions contained in this Section 12 shall not prevent the Participant or the Participant’s Affiliates from owning solely as an investment, directly or indirectly, securities of any publicly traded corporation engaged in the Company’s Business if the Participant and the Participant’s Affiliates do not, directly or indirectly, beneficially own in the aggregate more than five percent (5%) of all classes of outstanding equity securities of such entity.
(e)    The Participant and the Company agree that the limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint on the Participant than is necessary to protect the property rights and other business interests of Company.
(f)    During the Participant’s potential participation in payments pursuant to the Agreement or other ownership of an equity interest in the Company and thereafter, the Participant shall reasonably cooperate with the Company in any internal inquiry or investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company (including, without limitation, the Participant being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into the Participant's possession, all at times and on schedules that are reasonably consistent with the Participant's other permitted activities and commitments).
13.    For purposes of this Agreement, the following definitions apply:
(a)    “Company Business” shall mean, except as otherwise provided in Section 12(b)(i), the acquisition, exploration, and development of properties containing oil and natural gas resources for purposes of oil and natural gas production, including minority investment strategies, or other business activities that the Company conducts or has taken material steps in preparation to conduct (and reasonably expects to conduct) at the time of termination; provided, however, that, for so long as the Company does not have any operated oil and gas assets and has not undertaken affirmative steps to engage in operated oil and gas activities, Participant shall not be prohibited from working for businesses that primarily focus on operated oil and gas activities provided the Participant does not engage in or provide services with respect to any non-operated oil and gas investments.
(b)    “Confidential Information and Trade Secrets” may be written, verbal or recorded by electronic, magnetic or other methods, whether or not expressly identified as “Confidential” by the Company, and includes, but is not limited to, the following information and materials:
(i)    Financial information of any kind pertaining to the Company, including, without limitation, information about the profit margins, profitability, pricing, income and expenses of the Company or any of its products or lines of business and also including, without limitation, any and all information and records relating to the Company’s contracts or transactions with, or charges, prices or sales to, its customers, including invoices, proposals, confirmations, bills of ladings, statements, accounting records, bids, payment records or any other information or documents regarding amounts charged to or paid by customers, for any products or services which form any part of the Company Business;
Exhibit A-6

(ii)    All information about and all communications received from, sent to or exchanged between the Company and any person or entity which has purchased, licensed, exchanged or otherwise entered into a transaction with the Company, or to which the Company has made a proposal with respect to the purchase, sale, license, exchange or other transaction involving any component, products or services which form any part of the Company Business;
(iii)    All of the Company’s technical data and any information pertaining to the Company Business, including, by way of example, research and development, scientific studies or analyses, details or training methods, and oil and gas technology;
(iv)    All customer contact information, which includes information about the identity and location of individuals with decision-making authority at the customer and the particular preferences, needs or requirements of the customer, or such individual, with respect to any of the products, goods, services or equipment which comprise any part of the Company Business, and all information about the particular needs or requirements of a customer based on its geographical, economic or other factors; and
(v)    Employee lists, phone numbers and addresses, pay rates, benefits and compensation packages, training programs and manuals, and other confidential information regarding the Company’s personnel.
(vi)    Notwithstanding the foregoing, “Confidential Information,” for purposes of this Agreement, shall not extend to any information: (A) that is or becomes in the public domain through no wrongful act or fault of the Participant; (B) that was already known to the Participant prior to employment with the Company; (C) that is obtained by the Participant from a third party who is not under a duty of nondisclosure owed to the Company; (D) to which the Participant would not otherwise have access by virtue of the Participant’s employment or other service relationship with the Company and was independently developed by the Participant without any use of or reliance on any information that, without giving effect to this clause, would be considered Confidential Information and Trade Secrets of the Company; or (E) is required to be disclosed by law; provided, however, that prior to such disclosure the Participant shall deliver timely notice to the Company of such required disclosure and assist the Company in seeking protective relief thereof.
14.    Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant’s covenants and agreements in this Agreement (including, without limitation, Sections 11 and 12) will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and an Affiliate shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or an Affiliate in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 14 shall be cumulative and in addition to any other remedies to which such party may be entitled. As an actual and potential equity owner of the Company, a corporation incorporated under the laws of Delaware, the Participant acknowledges and agrees that the covenants set forth in Section 11 and 12 are a necessary condition and appropriate consideration for the receipt of the opportunity to participate in additional equity interests in the Company pursuant to this Agreement. Accordingly, should the provisions of Section 11 or 12 be deemed unenforceable as written in a contested proceeding to which the Company and the Participant are a party, the Participant acknowledges and agrees that the rights to receive payment of cash or shares pursuant this Agreement will be null and void, and the Participant will be required to repay to the Company on demand the after-tax value of any shares or cash previously delivered in satisfaction of the Company’s obligations pursuant to this Agreement. In addition, in the event of a Restrictive Covenant Breach, no additional amount of cash or shares otherwise payable under this Agreement after the date of such breach will be payable, and all future rights to payments under this Agreement will be canceled automatically.
15.    Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

Exhibit A-7

Northern Oil and Gas, Inc.
Attn: Chief Legal Officer
4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343

    If to the Participant, at the Participant’s last known address on file with the Company.
Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.
16.    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, grant or award notifications and agreements, account statements and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.
17.    Corporate Acts. The existence of this Award shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger, consolidation or other business combination of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
18.    Entire Agreement; Amendment. This Agreement, together with the Plan, constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to this Award; provided, however, that (a) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement; and (b) if the Participant has entered into any written agreement with the Company or an Affiliate regarding the arbitration of disputes (including as part of an employment agreement) (such agreement, an “Arbitration Agreement”), then this Agreement shall be subject to the dispute resolution procedures set forth in the Arbitration Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that adversely affects the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.
19.    Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. In the event that any provision in this Agreement is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographical, or occupational limitations permitted by applicable law, then such provision(s) shall be and hereby are reformed to the maximum time, geographical, and occupational limitations as may be permitted by applicable law. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
20.    Clawback. Notwithstanding any provision in this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards (a “Legal Requirement”) and/or (b) any policy that may be adopted or amended by the Board from time to time to the extent
Exhibit A-8

required to comply with such Legal Requirement, all settlements in respect of this Award shall be subject to forfeiture, recoupment and/or cancellation to the extent necessary to comply with such Legal Requirement. In addition, in the event of a Restrictive Covenant Breach, in addition to any remedies set forth in Section 14 or as otherwise allowed by law, the Participant will be required to repay to the Company on demand the after-tax value of any shares or cash previously delivered in satisfaction of the Company’s obligations pursuant to this Agreement within the twelve (12) months prior to the date of the Restrictive Covenant Breach.
21.    Arbitration. Other than as set forth in Section 14, any dispute, controversy, or claim between the Participant, on the one hand, and the Company, on the other hand, arising out of, under, pursuant to, or in any way relating to the Participant’s employment or other service relationship with the Company, including, without limitation, this Agreement, shall be submitted to and resolved by confidential and binding arbitration (“Arbitration”) administered by JAMS and conducted pursuant to its Employment and Arbitration Rules & Procedures then in effect. The Arbitration hearing shall take place in Harris County, Texas (or such other location agreed to by the parties). Such Arbitration shall be before three (3) neutral arbitrators (the “Panel”) licensed to practice law and familiar with employment disputes. Any award rendered in any Arbitration shall be final and binding upon the parties to the Arbitration and not subject to judicial review except as required by law. The Panel may enter a default decision against any party who fails to participate in the Arbitration. The administration fees and expenses of the Arbitration shall be borne by the parties in accordance with and pursuant to JAMS’ Employment and Arbitration Rules & Procedures then in effect. To submit a matter to Arbitration, the party seeking redress shall notify in writing, the party against whom such redress is sought, describe the nature of such claim, the provision of this Agreement that has been allegedly violated and the material facts surrounding such claim. The Panel shall render a single written, reasoned decision. The decision of the Panel shall be binding upon the parties to the Arbitration, and after the completion of such Arbitration, the parties to the Arbitration may only institute litigation regarding this Agreement for the sole purpose of enforcing the determination of the Arbitration hearing or, with respect to the Company, to seek injunctive or equitable relief pursuant to the terms of Section 14. The Panel shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. All proceedings conducted pursuant to the agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is necessary to any legal proceeding, required by law, or in a proceeding to enforce any rights under this Agreement. The Participant acknowledges that, by signing this Agreement, the Participant is waiving any right that the Participant may have to a jury trial or a court trial related to this Agreement.
22.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.
23.    Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom this Award may be transferred by will or the laws of descent or distribution.
24.    Headings; References; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits, Annexes or Attachments referred to in this Agreement, including, for the avoidance of doubt, the Grant Notice and Exhibit B attached thereto, are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. Unless otherwise specified, all references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including, for the avoidance of doubt, the Grant Notice and Exhibit B attached thereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
Exhibit A-9

25.    Counterparts. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.
26.    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this Award is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Nevertheless, to the extent that the Committee determines that this Award is not exempt from Section 409A of the Code, then, if the Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the Earned Amount pursuant to this Agreement upon the Participant’s “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company and its Affiliates make no representations that this Award is exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
[Remainder of Page Intentionally Blank]
Exhibit A-10

EXHIBIT B
PERFORMANCE GOAL FOR
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
(RELATIVE TSR)

This Exhibit B to the Grant Notice contains the performance requirements and methodology applicable to this Award. Subject to the terms and conditions set forth in the Plan and the Agreement, the portion of the Target Amount subject to this Award, if any, that become the Earned Amount during the Performance Period will be determined in accordance with this Exhibit B. Capitalized terms used but not defined herein or in the Agreement shall have the same meaning assigned to them in the Plan.

1.    Performance Goal. The Performance Goal applicable to this Award shall be relative total shareholder return (“Relative TSR”), which measures the percentile ranking of the Company’s TSR (as defined below) as compared to the TSR of each member of the Performance Peer Group (as defined below) over the Performance Period.

2.    Company Performance Ranking and Percentile Ranking. Subject to the satisfaction of the Service Requirement, the percentage of the Target Amount that becomes the Earned Amount will be determined in accordance with table set forth below. On the Payout Determination Date, the Committee, in its sole discretion, will review, analyze and certify the achievement of the Company’s Relative TSR percentile ranking for the Performance Period as compared to the Performance Peer Group in accordance with the terms of the Agreement and the Plan and, based on the performance so certified, the applicable percentage of the Target Amount shall become the Earned Amount, as follows:

Level	Relative TSR Performance (Percentile Rank vs. Peers)	Earned Amount (% of the Target Amount Performance Vested)*
< Threshold	< 25th Percentile	[0%
Threshold	25th Percentile	33.33%
Target	50th Percentile	100%
Maximum	≥ 75th Percentile	166.67%]

*The percentage of the Target Amount that becomes the Earned Amount for performance between the threshold and target achievement levels or between the target and maximum achievement levels will be calculated using linear interpolation. For purposes of clarity, no portion of the Target Amount will become the Earned Amount if the Company does not attain at least the threshold level of Relative TSR performance for the Performance Period. Any portion of the Target Amount that does not become the Earned Amount in accordance with the Agreement, including this Exhibit B, and all rights arising from such Target Amount and from being a holder thereof will terminate automatically on the Payout Determination Date without further action by the Company and will terminate and be forfeited without further notice and at no cost to the Company.
3.    Determination of Relative TSR Ranking.

(a)    To determine the Company’s applicable percentile ranking for the Performance Period, TSR will be calculated for the Company and each member of the Performance Peer Group. The members of the Performance Peer Group, excluding the Company, will be ordered from highest to lowest based on their respective TSRs. The Company’s percentile rank will be interpolated between the entity with the next highest TSR and the entity with the next lowest TSR based on the differential between the Company’s TSR and the TSR of such entities. The “TSR” for the Company and each member of the Performance Peer Group shall be equal to the quotient of (X plus Y) divided by Z, where:
•    “X” equals the difference between (i) the average closing price (the “ACP”) of a Share for the 20 consecutive trading days ending with the last trading day of the Performance Period, minus (ii) the ACP of a Share for the 20 consecutive trading days ending with the last trading day before the start of the Performance Period;

•    “Y” equals the cumulative amount of dividends and distributions declared and paid in respect of a Share and having a record date during the Performance Period; and
Exhibit B-1

•    “Z” equals the ACP of a Share for the 20 consecutive trading days ending with the last trading day before the start of the Performance Period.

The TSR calculation for each member of the Peer Group will be calculated on the same basis as the TSR calculation for the Company. The Committee will review and approve the TSR calculation for each member of the Peer Group.

The Committee, in its sole discretion, will equitably adjust the Relative TSR calculation as necessary for stock splits or other stock dividends.

(b)    Example:

•    ACP of NOG common stock over the last 20 trading days of 202X = $30.00

•    Cumulative dividends paid for which a record date occurred during the performance period (1/1/202X+1 through 12/31/202X+3) = $5.00

•    ACP of NOG common stock over the last 20 trading days of 202X+3 = $38.00

•    TSR = ($38.00 – $30.00 + $5.00) / $30.00 = 43.33%

The Company’s TSR would then be compared to the TSR calculated for the Performance Peer Group set forth in Section 4, and the resulting percentile ranking would be used to calculate the Earned Amount based on the table set forth in Section 2.

4.    Performance Peer Group

(a)    The following companies will be deemed to be the Company’s “Performance Peer Group” for purposes of the Agreement:

Company Name	Ticker Symbol
SM Energy	SM
Callon Petroleum Company	CPE
Murphy Oil Corporation	MUR
Talos Energy	TALO
Vital Energy	VTLE
Magnolia Oil & Gas Corp.	MGY
Matador Resources Company	MTDR
Permian Resources	PR
Civitas Resources	CIVI
W&T Offshore, Inc.	WTI
Berry Corporation	BRY
Earthstone	ESTE
Granite Ridge Resources, Inc.	GRNT
Chord Energy	CHRD
Kimbell Royalty Partners	KRP

(b)    Changes to Performance Peer Group during a Performance Period

(i)    If during the Performance Period any member of the Performance Peer Group is acquired or is otherwise not the surviving company following a corporate transaction, then, unless otherwise determined by the Committee, such member shall be removed from the Performance Peer Group and such member’s performance shall not be utilized in the Relative TSR calculation.

Exhibit B-2

(ii)    If during the Performance Period any member of the Performance Peer Group files for bankruptcy, liquidates due to an insolvency or such member is delisted and ceases to be traded on a national securities exchange (i.e., Nasdaq or NYSE), then, unless otherwise determined by the Committee, such member shall remain in the Performance Peer Group and its ending stock price for purposes of calculating their performance shall be $0.00 utilized in the Relative TSR calculation for the applicable Performance Period.

(iii)    For the avoidance of doubt, a member of the Performance Peer Group that acquires another company but continues to exist and be continuously publicly traded on a national securities exchange, shall remain in the Performance Peer Group and its performance shall be utilized in the Relative TSR calculation, unless otherwise determined by the Committee.

5.    Additional Factors or Information Regarding Methodology. Consistent with the terms of the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the terms of the Plan or the Agreement, including this Exhibit B, shall be within the sole discretion of the Committee, and shall be final, conclusive, and binding upon all persons.

Exhibit B-3